Exhibit 23.3

Grant Thornton

Consent of Independent Auditors

We have issued our reports dated January 30, 2007 accompanying the financial statements of Pointer Localizacion Y Asistencia S.A. appearing in the Annual Report of Pointer Telocation Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2006, and hereby consent to their incorporation by reference in this Registration Statement on Form F-3.

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
May 29, 2007